JETBLUE AIRWAYS REPORTS OCTOBER TRAFFIC

New York, NY (November 12, 2013) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for October 2013. Traffic in October increased 7.1 percent from October 2012, on a capacity increase of 10.9 percent.
Load factor for October 2013 was 81.4 percent, a decrease of 2.9 points from October 2012. JetBlue’s preliminary completion factor was 99.9 percent and its on-time (1) performance was 87.0 percent. JetBlue’s preliminary passenger revenue per available seat mile (PRASM) for the month of October increased four percent year over year. For the month of November, PRASM is expected to decrease between zero and one percent year over year.
JETBLUE AIRWAYS TRAFFIC RESULTS

	October 2013	October 2012	% Change
Revenue passenger miles (000)	2,717,770	2,537,638	7.1%
Available seat miles (000)	3,338,233	3,009,516	10.9%
Load factor	81.4%	84.3%	(2.9) pts
Revenue passengers	2,332,006	2,195,781	6.2%
Departures	22,471	19,955	12.6%
Average stage length	1,069	1,081	(1.1)%
	Y-T-D 2013	Y-T-D 2012	% Change
Revenue passenger miles (000)	29,899,368	28,017,167	6.7%
Available seat miles (000)	35,470,840	33,210,956	6.8%
Load factor	84.3%	84.4%	(0.1) pts
Revenue passengers	25,444,023	24,133,593	5.4%
Departures	234,172	219,493	6.7%
Average stage length	1,086	1,084	0.2%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
As New York's Hometown AirlineTM and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan, JetBlue carries approximately 30 million customers a year to 80 cities in the US, Caribbean and Latin America with more than 750 daily flights. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. JetBlue's fleet totals 191 aircraft, comprising 130 Airbus A320s, 1 Airbus A321 and 60 EMBRAER 190s. Upcoming destinations include Detroit, Mich., and Savannah, Ga., and as well as Port-au-Prince, Haiti; Port of Spain, Trinidad and Tobago; and Lima, Peru, subject to receipt of government approval. For more information please visit JetBlue.com.

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2012 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com